EXHIBIT 8.2

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New York, NY 10022-2585
212.940.8800 tel
212.940.8776 fax

July     , 2006

Community Bancorp Inc.	JILL E. DARROW
900 Canterbury Place, Suite 300	jill.darrow@kattenlaw.com
Escondido, CA 92025	212.940.7113 212.940.6635 fax

Gentlemen:

We have acted as special tax counsel to Community Bancorp Inc., a registered bank holding company organized under the laws of the State of Delaware (the “Company”), in connection with the merger (the “Merger”), pursuant to an Agreement and Plan of Merger dated May 15, 2006 (the “Merger Agreement”), of the Company with and into First Community Bancorp, a registered bank holding company organized under the laws of the State of California (the “Acquirer”). In the Merger, the shares of Company common stock will be exchanged solely for voting stock of the Acquirer (other than cash received instead of fractional share interests). This opinion is being delivered in connection with the filing by the Company and the Acquirer of a Prospectus/Proxy Statement with the Securities and Exchange Commission (the “SEC”) on or about the date hereof (the “Proxy Statement”), and with the Acquirer’s filing of a Registration Statement on Form S-4, in which the Proxy Statement will be included as a prospectus, with the SEC on or about the date hereof (the “Registration Statement”).

We have reviewed the Merger Agreement, the Registration Statement, the form of agreement of merger to be entered into with respect to the Merger, the Certificates of the Company and the Acquirer setting forth customary representations as to certain matters relating to each of them and their shareholders, and such other materials as we have deemed necessary or appropriate to review as a basis for our opinion. In addition, we have made such investigations of law as we have deemed appropriate as a basis for our opinion.

In our examination, we have assumed, without independent investigation: the legal capacity of all individuals; the genuineness of all signatures; the enforceability of all documents in accordance with their terms; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies; that the Merger will be duly and validly authorized and approved; that the Merger will be consummated in accordance with the Merger Agreement, the Proxy Statement and the Registration Statement, and that none of the terms and conditions contained therein will be waived or modified in any respect; the accuracy (as of the date hereof and as of the effective date of the Merger (the “Effective Date”), respectively) of all facts, representations and factual information set forth in the documents referenced herein; and that the parties to the transaction will report the federal income tax and

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financial accounting consequences of the Merger consistent with the Merger Agreement and the conclusions set forth below.

Based upon the foregoing, and in reliance thereon, it is our opinion that, under current U.S. federal income tax law:

(1)	The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the Acquirer and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(2)	No gain or loss will be recognized by the Company or the Acquirer in the Merger.

(3)	No gain or loss will be recognized by stockholders of the Company who receive shares of the Acquirer’s common stock in exchange shares of Company common stock in the Merger, except with respect to any cash received in the Merger instead of fractional share interests in the Company common stock.

(4)	The aggregate basis of the Acquirer common stock received in the Merger will be the same as the aggregate basis of the Company common stock for which it is exchanged, less any basis attributable to fractional shares interests in the Company common stock for which cash is received.

(5)	The holding period of the Acquirer common stock received in exchange for shares of Company common stock in the Merger will include the holding period of the Company common stock for which it is exchanged, provided that the shareholder holds such Company common stock as a capital asset on the Effective Date.

In rendering this opinion, we are expressing our views only as to federal income tax laws. Our opinion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

This opinion does not address the consequences of the application of the mark-to-market rules of the Code, such as those contained in Section 475 of the Code insofar as they relate to a close of a taxable year caused by the Merger. Further, this opinion only addresses the U.S. federal income tax consequences for those Company stockholders whose federal income tax consequences are described in the section titled “Material United States Federal Income Tax Considerations of the Merger” in the Registration Statement, and does not address the U.S. federal income tax consequences for any other Company stockholders.

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Except for the conclusions set forth above, we are expressing no opinions as to any other aspects (tax or legal) of the transactions contemplated by the Merger Agreement and the documents referenced herein.

We hereby consent to the use of our name under the caption “Material United States Federal Income Tax Considerations of the Merger” in the Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours, KATTEN MUCHINI ROSEMAN LLP

By:
A Partner